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                                                                    EXHIBIT 99.6


FOR IMMEDIATE RELEASE

                         LITHIUM TECHNOLOGY CORPORATION
                      SIGNS LETTER OF INTENT TO MERGE WITH
                   GERMAN BATTERY COMPANY IN CONJUNCTION WITH
                         STRATEGIC FINANCING TRANSACTION

Plymouth Meeting, PA December 12, 2001. Lithium Technology Corporation ("LTC", "The Company") (OTC Bulletin Board LITH.OB), a pilot line stage rechargeable lithium battery manufacturer, announced today that it has signed a Letter of Intent (LOI) to merge with GAIA ("GAIA"), a lithium polymer battery company in Nordhausen Germany. The merger is part of a strategic restructuring that would include a new equity financing of approximately $6,000,000 and termination of the existing Merger Agreement with Ilion Technology Corporation ("Ilion"), which is also a party to the LOI. Under the terms of the LOI, GAIA would become a wholly owned subsidiary of LTC. The LOI specifies that all parties will use their best efforts to close the merger and financing transaction by December 31, 2001.

The existing Merger Agreement with Ilion has a termination date of February 28, 2002 in the event that Ilion could not complete an Initial Public Offering by that date due to market conditions or other factors (see LTC press release of October 11, 2001). According to the provisions of the LOI, all rights and obligations of Ilion with respect to LTC under the Merger Agreement and Bridge Financing Agreement in effect since October 1999 will terminate upon the closing of the LTC-GAIA merger, subject to LTC and Ilion entering into certain new agreements including cross-licensing arrangements, amended warrants, and registration rights.

The consummation of the LTC-GAIA merger is contingent upon certain conditions being met by the parties including the execution of definitive agreements, termination of the current arrangement with Ilion, closing of the new financing and approval of the transaction by the Boards of LTC, Ilion and GAIA, the shareholders of GAIA and the Supervisory Board of Arch Hill Capital. As a privately held German company, GAIA's sole stockholder is Arch Hill Capital of the Netherlands, who is also bringing together the new investor group for the equity financing transaction. To fully execute the new business plan, the parties contemplate a second equity financing transaction during the next 12 months.

Colebrooke Capital is acting as advisor to LTC on this strategic repositioning transaction. Colebrooke Capital is a New York based investment banking boutique specializing in assisting growth companies in formulating and executing strategic financing and merger & acquisition initiatives.

GAIA is a pre-production stage company that was founded in 1996. Its patent holdings, lithium polymer battery technology, 117,000 square foot plant, low cost production processes/equipment and marketing contacts complement and are very synergistic with LTC's technology, processes, advanced product development expertise and marketing initiatives.
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LTC's rechargeable lithium battery technology base dates back to 1983 when the
Company was known as Hope Technologies. After a restructuring in 1994, the Company was re-started and took its present name. It has a strong patent portfolio, considerable know-how among its technical staff with respect to thin film coating, laminating and cell structures, and has engaged in high-yield pilot line operations since 1996. In 1997 LTC began focusing on unique large footprint flat cells and large battery assemblies comprised of stacked cells and control circuitry. The Company has successfully built Hybrid Electric Vehicle
(HEV) prototype batteries which meet the requirements of certain existing HEVs.

As a result of their merger, LTC and GAIA will become a single entity with two operating locations -- at Plymouth Meeting, Pennsylvania and at Nordhausen, Germany. This new combination of technologies, battery systems engineering and operations is expected to enable the enhanced LTC to enter the commercial marketplace sooner than would otherwise be the case. LTC and GAIA already have an order from a major automobile manufacturer to deliver prototype 42-volt and HEV batteries beginning in the first quarter of 2002. These lithium-based batteries offer distinct weight, size, form factor, and life of battery advantages over lead acid and nickel metal hydride products. LTC is also building prototypes for several other customer specific applications in the hybrid power systems market.

In reflecting on these new developments, LTC's Chairman & CEO, Mr. David J. Cade, said: "We have valued our two-year partnership with Ilion and look forward to a continuing close relationship with them. With the GAIA merger, LTC moves up to a new level of capabilities in being able to meet volume production requirements for selected automotive and stationary power applications. GAIA's strategic positioning on the European continent will also give us access to large untapped and emerging markets for our rechargeable battery products." GAIA's CEO, Dr. Franz J. Kruger, added: "This powerful combination of technologies will enable us to meet a broad range of battery customers' needs, including high temperature, low temperature, high rate, and high capacity systems. We will have the capability to produce batteries composed of stacked, flat cells as well as prismatic wound cells in large hermetically sealed metal containers".

The foregoing information contains forward-looking statements which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC's actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.

contact:

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LITHIUM TECHNOLOGY CORPORATION                              COLEBROOKE CAPITAL, INC.
PHONE: (610) 940-6090 EXT. 108                              PHONE:  (212) 583-9086
FAX:     (610) 940-6091                                     FAX:    (212) 583-9580
E-MAIL: investorrelations@lithiumtech.com                   E-MAIL: winiger@aol.com
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